N E W S   R E L E A S E

[LOGO]  EAGLE FINANCIAL CORP.

                                  Contact:  Robert J. Britton
                                            President & Chief Executive Officer
                                            860-314-6411

                                            Mark J. Blum
                                            Chief Financial Officer
                                            860-314-6410


            EAGLE FINANCIAL ANNOUNCES ISSUANCE OF CAPITAL SECURITIES
--------------------------------------------------------------------------------

Bristol, CT/April 1, 1997 -- Eagle Financial Corp. (NASDAQ:EGFC), the holding company for Eagle Federal Savings Bank, announced today the completion of a $50 million private placement of 10.00% capital securities due March 15, 2027. The securities were issued by Eagle Financial Corp's recently formed subsidiary, Eagle Financial Capital Trust I, and underwritten by Sandler O'Neill & Partners, L.P. The securities were sold in an offering under Rule 144A of the Securities Act of 1933.

Proceeds from the issue were invested by the Eagle Financial Capital Trust I in Junior Subordinated Debentures issued by Eagle Financial Corp. The Capital Securities are fully and unconditionally guaranteed by Eagle Financial Corp. Net proceeds from the sale of debentures will be used for general corporate purposes, including capital contributions to Eagle Federal Savings Bank to fund its expanding operations and, if necessary, the financing of future acquisitions.

Robert J. Britton, President and Chief Executive Officer of Eagle Financial, commented "The new issue provides increased funds for the Company at a relatively low cost. We believe that the issuance of these securities will allow the Company to continue growing both internally and through future acquisitions."

In January 1997, Eagle Financial announced the signing of a definitive agreement under which Eagle Financial would acquire MidConn Bank, a $363 million financial institution headquartered in Kensington, Connecticut that operates ten branch offices in the central Connecticut market just south of Hartford. Under the terms of the agreement, Eagle Financial would acquire MidConn Bank in a tax-free stock-for-stock transaction, after which MidConn Bank would be merged into Eagle Federal Savings Bank. The merger will increase Eagle's deposit base in Hartford county by almost 40%, further solidifying an already strong position in the greater Hartford market. It is anticipated that the MidConn transaction will close in the second calendar quarter of 1997, subject to shareholder and regulatory approvals.

Eagle Financial Corp. currently has $1.5 billion in total assets and operates 19 traditional and 4 supermarket branch offices in Hartford and eastern Litchfield counties through its Bank subsidiary.

                                -END-

Eagle Federal Savings Bank is a subsidiary of Eagle Financial Corp.
222 Main Street, P.O. Box 1157, Bristol, CT 06010 / 203 589-4600 / 203 489-5410
Fax